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                                                                      Exhibit 10

                                  STOCK RIGHTS
                                 AWARD AGREEMENT

         This Stock Rights Award Agreement is made and entered into between Danny Edwards ("Mr. Edwards") and Robert G.J. Burg II ("Mr. Burg") as of December 9, 1997.

         WHEREAS, Mr. Edwards was one of the principle shareholders and was the former chief executive officer of Royal Grip, Inc.

         WHEREAS, Mr. Burg was the former President of Royal Grip, Inc.

         WHEREAS, on August 29, 1997, the shareholders of Royal Grip, Inc. approved the merger of Royal Grip, Inc. into Royal Precision, Inc. a subsidiary of FM Precision Golf Corp. ("FM").

         WHEREAS, Mr. Edwards is currently serving as the Vice Chairman of, and consultant to, FM and Mr. Burg is currently serving as the Vice President of Royal Precision, Inc.

         WHEREAS, in consideration for Mr. Burg's loyal service to both Royal Grip, Inc. and to Mr. Edwards, Mr. Edwards, in his individual capacity and not in his capacity as the Vice Chairman of, or consultant to, FM, would like to grant to Mr. Burg certain stock rights, based on the value of FM stock, all as described in more detail below.

         1. AWARD. Subject to the terms in this Agreement, Mr. Edwards, in his individual capacity and not in his capacity as the Vice Chairman of, or consultant to, FM, hereby grants to Mr. Burg the right to exercise the following:

                  a. GRANT A. Stock Rights measured by 50,000 shares of the common stock of FM (the "Stock"); and

                  b. GRANT B. Stock Rights measured by 50,000 shares of the Stock.

         2. STOCK RIGHTS DEFINES; FAIR MARKET VALUE.

                  a. GRANT A. The Grant A Stock Rights granted to Mr. Burg pursuant to this agreement entitle Mr. Burg to receive, upon exercise of such Stock Rights pursuant to paragraph 4 and subject to the terms of this Agreement, a payment from Mr. Edwards based on the Fair Market Value of the share of Sock used to measure the exercise Grant A Stock Rights.



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                  b. GRANT B. The Grant B Stock Rights granted to Mr. Burg
pursuant to this Agreement entitle Mr. Burg to receive, upon exercise of such Stock Rights pursuant to paragraph 4 and subject to the terms of this Agreement, a payment from Mr. Edwards based on the increase in the Fair Market Value of the share of Stock used to measure the exercised Grant B Stock Rights.

                  As provided in paragraph 5, the payment from Mr. Edwards may be made in shares of Stock, or at Mr. Edwards election, cash or a combination of cash and shares of Stock. The number of shares of Stock used to measure the Grant A and B Stock Rights grantee pursuant to this Agreement is specified in paragraph 1, and Mr. Burg shall be considered as having a number of Stock Rights equal to such number of shares. For purposes of this Agreement, the term "Fair Market Value" means the closing price at which the Stock shall have been sold regular way on the New York Stock Exchange-Composite Transactions on a specified date.

         3. GRANT PERIOD DEFINED. Mr. Burg may exercise the Grant A and Grant B Stock Rights, and such Stock Rights shall be and remain in full force and effect, during the "Grant Period." The Grant Period shall begin on December 9, 1997 and shall end on December 8, 2007.

         4. EXERCISE OF AWARD. Mr. Burg may exercise all or any portion of the either the Grant A or Grant B Stock Rights during the Grant Period specified in paragraph 3 by delivering to Mr. Edwards a written notice of paragraph 3 by delivering to Mr. Edwards a written notice of exercise signed by Mr. Burg. In the notice of exercise, Mr. Burg shall express his intention to exercise all of a portion of either the Grant A or Grant B Stock Rights granted to him under the is Agreement and shall specify the number of either the Grant A or Grant B Stock Rights that he is exercising, and the exact name or names in which any shares of Stock delivered to Mr. Burg should be registered. IF the Stock Rights are exercised by a person or persons other than Mr. Burg pursuant to paragraph 6, the notice shall be signed by such person or persons and shall be accom0panied by proof acceptable to Mr. Edwards of the legal right of such person or persons to exercise the Stock Right.

                  Any Grant A Stock Rights remaining unexercised on the last day of the Grant Period shall be deemed to be exercised by Mr. Burg, or the person or persons claiming thro0ugh Mr. Burg pursuant to paragraph 6.

                  If the Fair Market Value of one share of the Stock on the last day of the Grant Period exceeds $8.00 (subject to any adjustment as provided in paragraph 8, any Grant B Stock Rights remaining unexercised on the last day of the Grant Period shall be deemed to be exercised by Mr. Burg, or the person or persons claiming through MR. Burg pursuant to paragraph 6. If on the last day of the Grant Period the Fair Market Value of one share of Stock is $8.00 or less (subject to any adjustment as provided in paragraph 8), any Grant B Stock Rights remaining unexerciesd on the last day of the Grant Period shall be canceled without the payment of any amounts by Mr. Edwards.


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         5.       PAYMENTS BY MR. EDWARDS.

                  a. GRANT A. Upon Mr. Burg's exercise of all or a portion of his Grant A Stock Rights, Mr. Edwards shall pay to Mr. Burg an amount determined by multiplying (a) the Fair Market Value of one share of Stock as of the trading day next preceding the date on which the Stock Rights are exercised, by (b) the number of Grant A Stock Rights being exercised.

                  b. GRANT B. Upon Mr. Burg's exercise of all or a portion of his Grant B Stock Rights, Mr. Edwards shall pay to MR. Burg an amount determined by multiplying (a) the excess of the Fair Market Value of one share of the trading day next preceding the date on which the Grant B Stock Rights are exercised over $8.00 (subject to any adjustment as provided in paragraph 8), by
(b) the number of Grant B Stock Rights being exercised.

         Mr. Edwards shall make payment by delivering to Mr. Burg shares of Stock having an aggregate Fair Market Value (determined as of the trading day next proceeding the date on which the Stock Rights are exercised) equal to the amount of the payment that is due. Alternatively, Mr. Edwards shall be entitled to settle his obligation arising out of Mr. Burg's exercise of either the Grant A or B Stock Rights by paying Mr. Burg cash or a combination of cash and shares of Stock, the total value of which shall equal the aggregate value of the shares of Stock he would be obligated to deliver if Mr. Edwards chose to settle his obligations entirely by delivering shares of Stock.

         6. DEATH OF MR. BURG. In the event of Mr. Burg's death during the Grant Period, the Grant Period shall end on the earlier of (a) the last day of the Grant Period, or (b) the date 15 months after the date of Mr. Burg's death. The unexercised Stock Rights granted to Mr. Burg under this Agreement may be exercised during the remaining Grant Period by Mr. Burg's designated beneficiary, or if no beneficiary is designated or all designated beneficiaries predecease Mr. Burg, by Mr. Burg's legal representative.

         7. NONTRANSFERABILITY. The Stock Rights granted under this Agreement shall be exercisable only during the Grant Period specific in paragraph 3 and, except as provided in paragraph 6 above, only by Mr. Burg during his lifetime. NO Stock Rights granted by this Agreement shall be transferable by Mr. Burg other than by will or pursuant to applicable laws of descent and distribution. This Grant the Stock Rights granted under this Agreement and any rights and privileges in connection therewith shall not be transferred, assigned, pledged or hypothecated by Mr. Burg, or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process.

         8. ADJUSTMENTS. In the event a stock dividend is declared upon the Stock, the number of shares of Stock then used to measure the remaining Stock Rights and the number of remaining Stock Rights shall be increased proportionately. In the event the Stock shall be changed into or

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exchanged for a different number or class of shares of stock of FM or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such shares of stock then used to measure the remaining Stock Rights the number and class of shares of Stock into which each outstanding share of Stock shall be so exchanged. The number of Stock Rights shall also be adjusted accordingly.

         9. DELIVERY OF SHARES. No shares of Stock shall be delivered upon exercise of the Stock Rights Until (a) all applicable taxes required to be withheld, if any have been paid or withheld in full, and (b) approval of any governmental authority required in connection with the Stock Rights, or the issuance of shares of Stock thereunder, has been obtained or an exemption from such approval has been confirmed by counsel to either Mr. Burg or Mr. Edwards.

         10. GOVERNING LAW. This Agreement shall be interpreted and administered under the laws of the State of Arizona.

         11. AMENDMENTS. This Agreement may be amended only by a written agreement signed by Mr. Edwards and Mr. Burg.

         Mr. Edwards and Mr. Burg both acknowledge and agree to the terms and conditions set forth in this Agreement by having signed their names below.



                                              /s/ Danny Edwards
                                                 -----------------------------
                                                  Danny Edwards


                                             /s/ Robert G.J. Burg Ii
                                                 -----------------------------
                                                 Robert G.J. Burg II


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